Exhibit 99

Sypris Reports Third Quarter Results

Backlog Up 92%; Sales Growth Forecast Up For 2023

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 16, 2022--Sypris Solutions, Inc. (Nasdaq/GM: SYPR) today reported financial results for its third quarter ended October 2, 2022.

HIGHLIGHTS

─────────────────────

  Orders for Sypris Electronics increased 75% during the third quarter compared to the same period in 2021, driving firm backlog up in excess of $100 million, representing a 99% increase over the prior-year period and 86% year-to-date.
  Orders for Sypris Technologies energy products increased 33% during the third quarter compared to the same period in 2021, pushing backlog up 15% over the prior-year period and 84% year-to-date.
  Revenue for the quarter decreased slightly on a year-over-year basis, reflecting the impact of supply chain shortages and disruptions on shipments, which resulted in a material reduction in planned sales for the quarter. Much of this shortfall is expected to ship in the fourth quarter.
  Gross margin for the quarter decreased from the prior year primarily reflecting the lower-than-planned shipments, production inefficiencies and sales mix.
  On September 6, Sypris Technologies announced an award for specialty high-pressure closures for use in the Permian Highway Pipeline Expansion Project, with shipments expected to be completed by year-end. The closures will range in size up to 70” in diameter and will weigh up to 20,000 pounds each.
  On September 15, Sypris Technologies also announced that it had acquired the intellectual property rights for the rapid opening closure product line from Pipeline Engineering and Supply Co. Limited located in Catterick, UK. The purchase of the product line for use in oil, gas and petrochemical infrastructure projects is expected to expand our market presence in Europe, Asia and the Middle East.
  On October 6, Sypris Electronics announced an amendment to an existing multi-year supply agreement to increase deliveries for a large, mission-critical Navy program. The amended contract, including options, now provides for the purchase of up to $77.0 million of assemblies, representing a 39.5% increase in potential volume compared to the original base contract. Sypris also received releases for the first year of production with shipments scheduled to begin in 2023.
  On November 10, Sypris Electronics also announced a follow-on award from a U.S. DOD prime contractor for a secure communications infrastructure program. Sypris will produce and test the embedded circuit card assemblies that will perform certain of the cryptographic functions for the Army Key Management System. Production is expected to begin in 2023.
  The Company updated its full-year outlook for 2022, with revenue now expected to increase 15-20% year-over-year, down from prior guidance due to supply chain challenges. We expect margins to recover to prior period levels during the fourth quarter from the low reported for the current period. Cash flow from operations is expected to show double digit percentage growth reflecting favorable working capital changes during the year.
  The outlook for 2023 remains quite positive, reflecting the continued momentum of new contract awards and strong backlog across many of the Company’s markets. Revenue for 2023 is forecast to increase 20-25% and gross margins are expected to expand 150-200 basis points year-over-year.

────────────────────

“Our results for the quarter were impacted by continued supply chain disruptions as well as production inefficiencies driven by volatile customer demand schedules. We continue to work with our customers and vendors to navigate the market conditions and identify solutions to satisfy our customers and the end users of our products,” commented Jeffrey T. Gill, President and Chief Executive Officer.

“Backlog for Sypris Electronics continued to increase on both a year-over-year and sequential basis, resulting in our largest book of business in over a decade. The record $100 million backlog is expected to support revenue growth over the balance of this year and through 2023, with a portion of the orders with delivery dates extending into 2025. Customer funding has already been secured for a portion of these key programs, which enables us to procure inventory under multi-year purchase orders to mitigate future supply chain issues.

“Overall demand from customers serving the automotive, commercial vehicle, sport utility and off-highway markets has remained somewhat stable, with new product line shipments offsetting headwinds for automotive and commercial vehicle components as our customers adjust inventory levels to align with OEM build schedules.

“We continue to invest in new equipment, maintain or upgrade existing assets, and drive continuous improvement initiatives to add capacity and support more cost-efficient operations in the future. The successful extension of long-term contracts with two of our key customers during the year supports our revenue base and provides opportunities to expand these relationships in the coming years.

“Orders for our energy products during the third quarter increased 33% year-over-year, with open quotes outstanding on several large projects. Additional opportunities for growth may exist with new projects in support of increasing rig counts over pre-pandemic levels. We are also actively pursuing applications for our products in adjacent markets to further diversify our industry and customer portfolios.”

Third Quarter Results

The Company reported revenue of $25.2 million for the third quarter of 2022, compared to $25.7 million for the prior-year comparable period. Additionally, the Company reported a net loss of $2.2 million, or $0.10 per share, compared to net income of $0.3 million, or $0.01 per diluted share, for the prior-year period.

For the nine months ended October 2, 2022, the Company reported revenue of $80.4 million compared with $71.6 million for the first nine months of 2021. The Company reported a net loss of $2.6 million, or $0.12 per share, compared with net income of $2.5 million, or $0.11 per diluted share, for the prior-year period. Results for the nine months ended October 3, 2021, included the recognition of a $3.6 million gain on the forgiveness of the Company’s PPP loan.

Sypris Technologies

Revenue for Sypris Technologies increased to $17.0 million in the third quarter of 2022, compared to $16.7 million for the prior-year period. Increased shipments of sport utility vehicle and energy components contributed to the revenue increase. Additionally, the comparison of net revenue for the three-month period includes price adjustments for increases in the market price of steel over the past year, which is contractually passed through to customers under certain contracts. The increase is partially offset by lower shipment volume to the commercial vehicle market. Production of Class 8 commercial vehicles in North America continues to be impacted by supply chain constraints unrelated to the availability of the drive axle shafts and other components manufactured by the Company. Gross profit for the third quarter of 2022 was $1.1 million, or 6.3% of revenue, compared to $2.1 million, or 12.6% of revenue, for the same period in 2021. In addition to the change in revenue mix, gross profit for the third quarter of 2022 was impacted by production inefficiencies driven by volatile customer demand schedules, lower absorption and inflation.

Sypris Electronics

Revenue for Sypris Electronics decreased to $8.2 million in the third quarter of 2022 compared to $9.0 million for the prior-year period. The decrease in revenue for the three months ended October 2, 2022, was primarily related to material availability, as receipts of a limited number of specific parts necessary to complete the build of products were delayed or, in other instances, required us to resource and obtain alternative parts or use alternative suppliers. Gross profit for the third quarter of 2022 was $0.9 million, or 11.0% of revenue, compared to $1.9 million, or 20.8% of revenue, for the same period in 2021. Margins were impacted by an unfavorable mix, lower revenue and lower absorption compared to the prior year.

Outlook

Commenting on the future, Mr. Gill added, “While challenging supply chain conditions impacted our third-quarter results, demand from customers serving the automotive, commercial vehicle and sport utility markets has remained at high levels, with Class 8 forecasts showing year-over-year production increases of 17.5% for 2022. Similarly, demand from customers in the defense and communications sector remains robust, while the outlook for the energy market continues to move in the right direction.

“We have updated our outlook to include a 15%-20% growth in the Company’s top line in 2022, which is down from our previous guidance. Additionally, changes in the revenue mix and supply chain inefficiencies are anticipated to slow margin improvement for the full year. Cash flow from operations is expected to show double digit percentage growth reflecting favorable working capital changes during the year.

“With a record backlog, new program wins and long-term contract extensions in place, we remain focused on meeting the important needs of our customers who serve defense, communications, energy, transportation, and other critical infrastructure industries. In our initial outlook for 2023, we expect the top line to increase 20-25% year-over-year as a result of the combined strength of our backlog for Sypris Electronics, increasing orders for our energy products and anticipated new program wins for Sypris Technologies. We also expect to achieve gross margin expansion in the range of 150 to 200 basis points in 2023 on a more favorable revenue mix and improved operational performance.”

Webcast and Conference Call Information

Sypris Solutions will host a listen only conference call to discuss the Company's financial results today, November 16, 2022, at 9:00 a.m. (Eastern Time). To listen to the call, participants should dial (833) 316-0560 approximately 10 minutes prior to the start of the call (ask to be joined into the Sypris Solutions, Inc. call).

The live broadcast of Sypris’ quarterly conference call will also be available online at www.sypris.com on November 16, 2022, beginning at 9:00 a.m. (Eastern Time). The online replay will be available at approximately 11:00 a.m. (Eastern Time) and continue for 30 days. Related presentation materials will be posted to the “Investor Information” section of the Company’s website at www.sypris.com, located under the sub-heading “Upcoming Events,” prior to the call.

About Sypris Solutions

Sypris Solutions is a diversified manufacturing and engineering services company serving the defense, transportation, communications, and energy industries. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements include our plans and expectations of future financial and operational performance. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: our failure to achieve and maintain profitability on a timely basis by steadily increasing our revenues from profitable contracts with a diversified group of customers, which would cause us to continue to use existing cash resources or require us to sell assets to fund operating losses; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including the impact of inflation, tariffs, product recalls or related liabilities, employee training, working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; dependence on, retention or recruitment of key employees and highly skilled personnel and distribution of our human capital; cost, quality and availability or lead times of raw materials such as steel, component parts (especially electronic components), natural gas or utilities including increased cost relating to inflation; our failure to successfully win new business or develop new or improved products or new markets for our products; our failure to successfully complete final contract negotiations with regard to our announced contract “orders”, “wins” or “awards”; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; breakdowns, relocations or major repairs of machinery and equipment, especially in our Toluca Plant; volatility of our customers’ forecasts and our contractual obligations to meet current scheduling demands and production levels, which may negatively impact our operational capacity and our effectiveness to integrate new customers or suppliers, and in turn cause increases in our inventory and working capital levels; the fees, costs and supply of, or access to, debt, equity capital, or other sources of liquidity; the impact of COVID-19 and economic conditions on our future operations; possible public policy response to the pandemic, including U. S or foreign government legislation or restrictions that may impact our operations or supply chain; the termination or non-renewal of existing contracts by customers; inaccurate data about markets, customers or business conditions; disputes or litigation involving governmental, supplier, customer, employee, creditor, stockholder, product liability, warranty or environmental claims; risks of foreign operations; currency exchange rates; inflation; war, geopolitical conflict, terrorism, or political uncertainty, including disruptions resulting from the conflict between Russia and Ukraine arising out of international sanctions, foreign currency fluctuations and other economic impacts; our reliance on a few key customers, third party vendors and sub-suppliers; inventory valuation risks including excessive or obsolescent valuations or price erosions of raw materials or component parts on hand or other potential impairments, non-recoverability or write-offs of assets or deferred costs; failure to adequately insure or to identify product liability, environmental or other insurable risks; unanticipated or uninsured product liability claims, disasters, public health crises, losses or business risks; the costs of compliance with our auditing, regulatory or contractual obligations; labor relations; strikes; union negotiations; costs associated with environmental claims relating to properties previously owned; pension valuation, health care or other benefit costs; our inability to patent or otherwise protect our inventions or other intellectual property from potential competitors; our reliance on revenues from customers in the oil and gas and automotive markets, with increasing consumer pressure for reductions in environmental impacts attributed to greenhouse gas emissions and increased vehicle fuel economy; U.S. government spending on products and services that Sypris Electronics provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; cyber security threats and disruptions, including ransomware attacks on our systems and the systems of third-party vendors and other parties with which we conduct business, all of which may become more pronounced in the event of geopolitical conflicts and other uncertainties, such as the conflict in Ukraine; our ability to maintain compliance with the Nasdaq listing standards minimum closing bid price; risks related to owning our common stock, including increased volatility; or unknown risks and uncertainties. We undertake no obligation to update our forward-looking statements, except as may be required by law.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	October 2,	October 3,
	2022	2021
	(Unaudited)
Revenue	$25,199	$25,683
Net (loss) income	$(2,242)	$294
(Loss) income per common share:
Basic	$(0.10)	$0.01
Diluted	$(0.10)	$0.01
Weighted average shares outstanding:
Basic	21,740	21,536
Diluted	21,740	22,940

	Nine Months Ended
	October 2,	October 3,
	2022	2021
	(Unaudited)
Revenue	$80,409	$71,634
Net (loss) income	$(2,634)	$2,487
(Loss) income per common share:
Basic	$(0.12)	$0.12
Diluted	$(0.12)	$0.11
Weighted average shares outstanding:
Basic	21,716	21,522
Diluted	21,716	22,994

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net revenue:
Sypris Technologies	$16,990	$16,693	$52,096	$47,022
Sypris Electronics	8,209	8,990	28,313	24,612
Total net revenue	25,199	25,683	80,409	71,634
Cost of sales:
Sypris Technologies	15,919	14,584	45,762	41,233
Sypris Electronics	7,309	7,121	24,387	20,298
Total cost of sales	23,228	21,705	70,149	61,531
Gross profit:
Sypris Technologies	1,071	2,109	6,334	5,789
Sypris Electronics	900	1,869	3,926	4,314
Total gross profit	1,971	3,978	10,260	10,103
Selling, general and administrative	3,574	3,007	10,700	9,305
Operating (loss) income	(1,603)	971	(440)	798
Interest expense, net	273	211	784	644
Other expense, net	382	132	655	498
Forgiveness of PPP Loan and related interest	-	-	-	(3,599)
(Loss) income before taxes	(2,258)	628	(1,879)	3,255
Income tax (benefit) expense, net	(16)	334	755	768
Net (loss) income	$(2,242)	$294	$(2,634)	$2,487
(Loss) income per common share:
Basic	$(0.10)	$0.01	$(0.12)	$0.12
Diluted	$(0.10)	$0.01	$(0.12)	$0.11
Dividends declared per common share	$-	$-	$-	$-
Weighted average shares outstanding:
Basic	21,740	21,536	21,716	21,522
Diluted	21,740	22,940	21,716	22,994

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	October 2,	December 31,
	2022	2021
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$16,474	$11,620
Accounts receivable, net	8,852	8,467
Inventory, net	35,177	30,100
Other current assets	7,508	5,868
Total current assets	68,011	56,055
Property, plant and equipment, net	15,076	14,140
Operating lease right-of-use assets	4,451	5,140
Other assets	4,555	4,170
Total assets	$92,093	$79,505
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,885	$11,962
Accrued liabilities	20,763	19,646
Operating lease liabilities, current portion	1,141	1,063
Finance lease obligations, current portion	1,038	983
Equipment financing obligations, current portion	369	336
Note payable - related party, current portion	2,500	-
Total current liabilities	41,696	33,990

Operating lease liabilities, net of current portion	4,011	4,878
Finance lease obligations, net of current portion	2,684	3,469
Equipment financing obligations, net of current portion	866	868
Note payable - related party, net of current portion	3,988	6,484
Other liabilities	21,343	10,530
Total liabilities	74,588	60,219
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized;
no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares
authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares
authorized; no shares issued	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized;
22,150,684 shares issued and 22,150,665 outstanding in 2022 and
21,864,743 shares issued and 21,864,724 outstanding in 2021	221	218
Additional paid-in capital	155,374	154,904
Accumulated deficit	(115,476)	(112,842)
Accumulated other comprehensive loss	(22,614)	(22,994)
Treasury stock, 19 in 2022 and 2021	-	-
Total stockholders’ equity	17,505	19,286
Total liabilities and stockholders’ equity	$92,093	$79,505

Note: The balance sheet at December 31, 2021, has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Nine Months Ended
	October 2,	October 3,
	2022	2021
	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(2,634)	$2,487
Adjustments to reconcile net (loss) income to net cash
provided by operating activities:
Depreciation and amortization	2,302	1,944
Forgiveness of PPP Loan and related interest	-	(3,599)
Deferred income taxes	451	755
Stock-based compensation expense	512	351
Deferred loan costs recognized	4	5
Net loss on the sale of assets	4	11
Provision for excess and obsolete inventory	92	134
Non-cash lease expense	690	664
Other noncash items	82	93
Contributions to pension plans	(60)	(283)
Changes in operating assets and liabilities:
Accounts receivable	(528)	(4,256)
Inventory	(5,062)	(11,312)
Prepaid expenses and other assets	(2,215)	(1,197)
Accounts payable	3,877	6,355
Accrued and other liabilities	10,780	10,005
Net cash provided by operating activities	8,295	2,157
Cash flows from investing activities:
Capital expenditures	(2,811)	(1,829)
Proceeds from sale of assets	6	10
Net cash used in investing activities	(2,805)	(1,819)
Cash flows from financing activities:
Principal payments on finance lease obligations	(725)	(359)
Principal payments on equipment financing obligations	(253)	(132)
Indirect repurchase of shares for minimum statutory tax withholdings	(40)	(405)
Net cash used in financing activities	(1,018)	(896)
Effect of exchange rate changes on cash balances	382	53
Net increase (decrease) in cash and cash equivalents	4,854	(505)
Cash and cash equivalents at beginning of period	11,620	11,606
Cash and cash equivalents at end of period	$16,474	$11,101

Contacts

Richard L. Davis
Vice President & Chief Financial Officer
(502) 329-2000